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                                                                   EXHIBIT 10.24

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                        GAIL CLARKE ACQUISITION CO. INC.
                                  AS PURCHASER

                                       AND

                                  VIDIPAX, INC.
                                    AS SELLER

                          DATED AS OF OCTOBER 31, 2003

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                                Table of Contents

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                                    ARTICLE I
                                   DEFINITIONS

Section 1.1     Definitions......................................................    1
Section 1.2     Interpretation...................................................    9

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

Section 2.1     Purchase and Sale of Assets......................................   10
Section 2.2     Assumption of Liabilities........................................   11
Section 2.3     The Purchase Price...............................................   12
Section 2.4     Earn Out Payments................................................   12
Section 2.5     Allocation of Purchase Price; Tax Filings........................   13

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1     Organization; Qualification of Seller............................   14
Section 3.2     Authorization....................................................   14
Section 3.3     Binding Agreements...............................................   14
Section 3.4     Good Title Conveyed..............................................   14
Section 3.5     Consents and Approvals; No Violations............................   14
Section 3.6     Compliance with Laws.............................................   15
Section 3.7     Title to Assets; Necessary Assets................................   15
Section 3.8     Financial Statements.............................................   15
Section 3.9     Absence of Certain Changes or Events.............................   15
Section 3.10    Accounts Receivable..............................................   16
Section 3.11    Assumed Contracts................................................   16
Section 3.12    Miscellaneous Assets.............................................   16
Section 3.13    Litigation.......................................................   16
Section 3.14    Labor Matters....................................................   16
Section 3.15    Employee Benefit Plans...........................................   17
Section 3.16    Tax Matters......................................................   17
Section 3.17    Intellectual Property............................................   17
Section 3.18    Personal Property................................................   18
Section 3.19    Accounts Payables................................................   19
Section 3.20    Prepaid Expenses.................................................   19
Section 3.21    Seller's Customers...............................................   19
Section 3.22    Suppliers........................................................   19
Section 3.23    Owned Real Property..............................................   19
Section 3.24    Real Property Leases.............................................   19
Section 3.25    Environmental Matters............................................   20
Section 3.26    Brokers or Finders...............................................   21
Section 3.27    Books and Records................................................   21
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Section 3.28    Full Disclosure..................................................   21
Section 3.29    Distributions or Dividends.......................................   21

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1     Organization.....................................................   21
Section 4.2     Authorization....................................................   22
Section 4.3     Binding Agreement................................................   22
Section 4.4     Consents and Approvals; No Violations............................   22
Section 4.5     Brokers or Finders...............................................   22

                                    ARTICLE V
                                    COVENANTS

Section 5.1     General Conduct of the Business..................................   22
Section 5.2     Gail H. Clarke...................................................   24
Section 5.3     Access Before Closing............................................   24
Section 5.4     Reasonable Efforts and Further Assurances........................   24
Section 5.5     Employee Benefits................................................   25
Section 5.6     Publicity........................................................   25
Section 5.7     Access to Books and Records After Closing........................   25
Section 5.8     Noncompetition...................................................   26
Section 5.9     Designated Prospects.............................................   26
Section 5.10    Government Contracts.............................................   26
Section 5.11    Museum Equipment.................................................   27
Section 5.12    Notification of Certain Matters..................................   28
Section 5.13    Subsequent Actions...............................................   28
Section 5.14    Waiver of Bulk Sales Requirement.................................   29
Section 5.15    Purchaser's Conduct of the Business..............................   29
Section 5.16    Change of Seller's and Affiliates' Names.........................   29
Section 5.17    Email Forwarding and Transfer of Old Emails......................   29
Section 5.18    Reimbursements...................................................   29

                                   ARTICLE VI
                                   CONDITIONS

Section 6.1     Conditions to Each Party's Obligation to Effect the Closing......   30
Section 6.2     Conditions to the Obligation of Purchaser to Effect the Closing..   30
Section 6.3     Conditions to the Obligation of Seller to Effect the Closing.....   31

                                   ARTICLE VII
                                   THE CLOSING

Section 7.1     The Closing......................................................   32
Section 7.2     Deliveries by Seller.............................................   32
Section 7.3     Deliveries by Purchaser..........................................   33
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                                  ARTICLE VIII
                                   TERMINATION

Section 8.1     Termination......................................................   33
Section 8.2     Effect of Termination............................................   34

                                   ARTICLE IX
                                 INDEMNIFICATION

Section 9.1     Survival of Representations and Warranties.......................   34
Section 9.2     Terms of Indemnification.........................................   34
Section 9.3     Indemnification Procedures.......................................   35
Section 9.4     Limitations on Indemnification...................................   36
Section 9.5     Additional Indemnification Provisions............................   36

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1    Fees and Expenses................................................   37
Section 10.2    Taxes............................................................   37
Section 10.3    Amendment and Modification.......................................   37
Section 10.4    Notices..........................................................   38
Section 10.5    Counterparts; Facsimile Signatures...............................   39
Section 10.6    Entire Agreement; No Third Party Beneficiaries...................   39
Section 10.7    Severability.....................................................   39
Section 10.8    Governing Law....................................................   39
Section 10.9    Enforcement; Venue...............................................   39
Section 10.10   Extension; Waiver................................................   40
Section 10.11   Election of Remedies.............................................   40
Section 10.12   Assignment.......................................................   40
Section 10.13   Tax Disclosure...................................................   40
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EXHIBIT A       BILL OF SALE AND ASSIGNMENT
EXHIBIT B       INSTRUMENT OF ASSUMPTION OF LIABILITIES
EXHIBIT C       GUARANTY

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                            ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement dated as of October 31, 2003 (this "Agreement") is by and between Gail Clarke Acquisition Co. Inc., a New York corporation ("Purchaser"), and VidiPax, Inc., a New York corporation ("Seller"). Capitalized terms used in this Agreement have the meanings assigned to them in Article I hereof.

                  WHEREAS, VidiPax is a wholly-owned subsidiary of Loudeye Corp., a Delaware corporation ("Parent");

                  WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, substantially all of the assets of Seller upon the terms and conditions set forth herein; and

                  WHEREAS, the Board of Directors and sole stockholder of Seller have approved, and deem it advisable and in the best interests of their respective shareholders to consummate the acquisition of substantially all of the assets of Seller by Purchaser, subject only to those liabilities expressly assumed by Purchaser pursuant hereto, and otherwise upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

                  "Accounts Payables" shall have the meaning set forth in
Section 3.19.

                  "Accounts Receivable" shall have the meaning set forth in
Section 3.10.

                  "Affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  "Agreement" shall have the meaning set forth in the preamble.

                  "Allocation" shall have the meaning set forth in Section 2.5.

                  "Ancillary Agreements" shall mean the Bill of Sale and Assignment, the Guaranty, the Instrument of Assumption of Liabilities, the Co-Marketing and Reseller Agreement, the Escrow Agreement, the Museum Lease and the Assignment and Assumption of Lease Agreement.

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                  "Arbitrator" shall have the meaning set forth in Section
2.4(c).

                  "Assets" shall have the meaning set forth in Section 2.1.

                  "Assignment and Assumption of Lease Agreement" shall mean an Assignment and Assumption of Lease Agreement between Purchaser and Parent with respect to the Fourth Floor Lease and the Fifth Floor Lease in form and substance mutually acceptable to the parties.

                  "Assumed Accounts Payable" shall have the meaning set forth in
Section 3.19.

                  "Assumed Contracts" shall have the meaning set forth in
Section 3.11.

                  "Assumed Liabilities" shall have the meaning set forth in
Section 2.2.

                  "Bids" shall have the meaning set forth in Section 2.1(a).

                  "Bill of Sale and Assignment" shall mean the Bill of Sale and Assignment between Seller and Purchaser in substantially the form attached hereto as Exhibit A.

                  "Business" shall mean the magnetic media restoration business heretofore conducted by Seller under the name "VidiPax," including the Assets and the goodwill appurtenant to such business and assets.

                  "CERCLA" shall have the meaning set forth in Section 3.25.

                  "Claim" shall mean any claim, proceeding or other matter which may give rise to a Loss.

                  "Closing" shall have the meaning set forth in Section 7.1.

                  "Closing Date" shall have the meaning set forth in Section
7.1.

                  "Co-Marketing and Reseller Agreement" shall mean the Co-Marketing and Reseller Agreement between Purchaser and Parent in form and substance mutually acceptable to the parties.

                  "Computer Software" shall mean computer software programs and applications, databases and all documentation related thereto.

                  "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by a Person pursuant to any Contract, Law, Order or Permit.

                  "Contract" shall mean any agreement, valid quotation, purchase order, arrangement or commitment, contract, indenture, instrument, lease or other obligation of any kind, including obligations binding on a Person, its capital stock, assets, properties or business.

                  "Current Portion" shall have the meaning set forth in Section 2.3.

                  "Designated Employees" shall have the meaning set forth in
Section 5.5.

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                  "Disclosure Schedule" shall mean the disclosure schedule
prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof.

                  "Domain Names" shall mean the Internet domain names, videopreservation.com, videopreservation.org, videotape.org, vidipax.com, vidipax.org and vidipax.net.

                  "Earn Out Payment" shall have the meaning set forth in Section 2.4.

                  "Earn Out Payment Statement" shall have the meaning set forth in Section 2.4(b).

                  "Earn Out Period" shall mean the two year period commencing on the first day of the fiscal quarter next succeeding the Closing Date and ending on the date that shall be two years thereafter.

                  "Electronic Records" shall mean all electronic accounting records, all electronic correspondence and emails and the like.

                  "Environmental Law" shall have the meaning set forth in
Section 3.25.

                  "Equipment" shall mean all of the machinery, equipment, including, but not limited to magnetic media restoration equipment, magnetic media playback equipment, video encoding equipment and magnetic recorders, and computer hardware, printers, copiers, fax machines, telephone system used by the Business and all related equipment, repair parts, tools and all other office or other equipment used in the Business. The term "Equipment" shall include any lease or license pursuant to which the Business currently uses the Equipment, any maintenance or service contracts relating thereto and the Museum Equipment, but shall not include any machinery or equipment owned by any of Seller's Affiliates, including without limitation TEN.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

                  "Escrow Agreement" shall mean the escrow agreement in form and substance to be mutually agreed.

                  "Escrow Fund" shall have the meaning set forth in the Escrow Agreement.

                  "Escrow Termination Date" shall have the meaning set forth in
Section 5.11(c).

                  "Excluded Assets" shall mean the following assets of Seller:

                  (i) the consideration received by Seller pursuant to this Agreement;

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                  (ii)     all of Seller's rights, claims, actions, causes of
         action, judgments and demands of whatever nature relating to the Excluded Assets;

                  (iii) all guarantees, letters of credit, bank drafts and similar items given by Seller for the benefit of the Business, including but not limited to any guarantees of bank loans or lines of credit;

                  (iv) all of Seller's deferred charges, advance payments, prepaid items and assets, security and other deposits, claims for refunds, rights of offset and credits of all kinds, relating to the Excluded Assets, including without limitation the security deposit made in connection with the Loft Lease;

                  (v)      the assets of TEN; and

                  (vi) all other Assets set forth on Schedule 1.1 - Excluded Assets hereto.

                  "Excluded Liabilities" shall mean any liability or obligation of Seller that is not an Assumed Liability expressly assumed by Purchaser pursuant to this Agreement, including, in particular, the Loft Lease and certain accounts payable accrued in connection therewith relating to architects' fees and engineering and contractor fees as more fully set forth on Schedule 3.19.

                  "Fifth Floor Landlord" shall mean SM Holding Corp., the landlord of the Fifth Floor Premises.

                  "Fifth Floor Lease" shall mean that certain Lease Agreement of the Fifth Floor Premises, dated as of June 13, 2000, between Fifth Floor Landlord and Seller and all rights of Seller thereunder.

                  "Fifth Floor Premises" shall mean the Seller's place of business located at 450 West 31st Street, 5th Floor, New York, New York 10001.

                  "Financial Statements" shall mean (i) the Interim Balance Sheet and (ii) the unaudited balance sheet of Seller as of December 31 for the year 2002, together with the statements of income, shareholders' equity and cash flows for the year then ended.

                  "Fourth Floor Landlord" shall mean Brown Bear Realty Corp., the landlord of the Fourth Floor Premises.

                  "Fourth Floor Lease" shall mean that certain Lease Agreement of the Fourth Floor Premises, dated as of June 13, 2000, between Fourth Floor Landlord and Seller and all rights of Seller thereunder.

                  "Fourth Floor Premises" shall mean Seller's place of business located at 450 West 31st Street, 4th Floor, New York, New York 10001.

                  "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

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                  "Governmental Authority" shall mean any federal, state, local or foreign court, arbitral tribunal, agency, authority, board, commission, legislature or office of any federal, state, county, district, municipality, city, foreign or other government unit.

                  "Government Contracts" shall mean the Federal Supply Service Contract, contract number GS-25F-, issued by the General Services Administration Office on October 1, 2001, the Solicitation/Contract/Order for Commercial Items, contract number GS-25F-0072M, issued by USACA United States Military Academy on September 18, 2003, the National Archives Presidential Libraries contract and any other contracts of any Governmental Authority awarded to Seller prior to the Closing Date.

                  "Guaranty" shall mean the Guaranty between Parent and Purchaser in substantially the form attached hereto as Exhibit C.

                  "Indemnification Threshold" shall have the meaning set forth in Section 9.4(c).

                  "Instrument of Assumption of Liabilities" shall mean the Instrument of Assumption of Liabilities between Seller and Purchaser in substantially the form attached hereto as Exhibit B.

                  "Intellectual Property" shall mean patents, trademarks, trade names (including "VidiPax"), service marks, Domain Names, copyrights and applications for and registrations of any of the foregoing, and copyrights, and all technology, know-how, Computer Software and proprietary information used in, relating to, or associated with, the Business.

                  "Intellectual Property Claims" shall have the meaning set forth in Section 3.17(d).

                  "Interim Balance Sheet" shall mean the unaudited balance sheet and statements of income, stockholders' equity and cash flows of Seller for the six (6) month period ended June 30, 2003.

                  "Interim Balance Sheet Date" shall mean June 30, 2003.

                  "Knowledge" shall mean (a) with respect to an individual, an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter and (b) with respect to an entity, an entity (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any of the senior management or directors of such entity or such entity's businesses or segments has Knowledge of such fact or other matter.

                  "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation and any other executive or legislative proclamation.

                  "Lien" shall mean any lien, charges, security interest, attachment, encumbrance or charge of any kind, mortgage and pledge (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings;
(ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental

                                     - 5 -
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agreements confined to the premises rented; (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and material men to secure claims for labor, materials or supplies and other like liens; and (v) restrictions on transfers of securities imposed by applicable securities Laws.

                  "Lindner" shall mean James Lindner, an individual residing at 15 Washington Place - #2M, New York, New York 10003.

                  "Lindner Stock Purchase Agreement" shall have the meaning set forth in Section 5.11(a).

                  "List Price" shall mean the list price of the applicable services as from time to time established by Purchaser for customers of similar type.

                  "Litigation" shall mean any suit, action, arbitration, cause of action, Claim, complaint, criminal prosecution, investigation, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any federal, state, local or foreign court, tribunal or agency or before any arbitrator.

                  "Loft Lease" shall mean the Loft Lease dated as of December 2002, between the Loft Lease Landlord and Seller for the entire seventh floor of 111 West 19th Street, New York, New York 10011.

                  "Loft Lease Landlord" shall mean 19th Street Associates, LLC.

                  "Losses" shall mean actual, direct and out-of-pocket losses, liabilities, damages, costs and expenses (including reasonable attorney's fees and costs of investigation).

                  "Material Adverse Effect" shall mean any adverse change that is or is reasonably likely to materially impair the value of the Assets or materially increase the obligations pursuant to the Assumed Liabilities or materially interfere with Purchaser's use of the Assets in substantially the same manner as currently used by the Business.

                  "Materials of Environmental Concern" shall have the meaning set forth in Section 3.25.

                  "Miscellaneous Assets" shall mean all telephone numbers of the Business, all Electronic Records, and all other assets of the Business not constituting an Excluded Asset.

                  "Multiemployer Plan" shall mean "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Seller or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years.

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                  "Museum Equipment" shall mean the collection of functional and non-functional wire recorders, reel-to-reel audio decks and video recorders, machines and artifacts as set forth in Schedule 1.1 - Museum Equipment.

                  "Museum Lease" shall mean the lease agreement relating to the Museum Equipment between Seller, as lessor, and Purchaser, as lessee, in form and substance to be mutually agreed.

                  "Net Income" shall mean the net income of Purchaser as and for the four fiscal quarters commencing on the date on which the Earn Out Period commences or the following four fiscal quarters, as applicable, before the effect of the payment of any dividends in respect of the preferred or common stock of Purchaser, and excluding any extraordinary gains and losses for such period, all as determined in accordance with GAAP consistently applied.

                  "Old Emails" shall mean all emails sent to and from Designated Employees and to and from any and all former employees of Seller that are not accessible from the Microsoft Outlook folder on each such Designated Employee's or former employee's computer as of the Closing Date, including, but not limited to emails sent to and from the email addresses set forth on Schedule 1.1 - Old Email Addresses.

                  "Order" shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any Governmental Authority.

                  "Parent" shall have the meaning set forth in the preamble.

                  "Permit" shall mean any federal, state, local or foreign governmental approvals, authorization, certificate, license or permit.

                  "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

                  "Personal Property" shall mean all furniture, work stations, filing cabinets, fixtures, Equipment, office supplies and other tangible personal property associated with the Business, including, without limitation, any tenant improvements.

                  "Plan" shall mean each defined benefit plan, deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any ERISA Affiliate, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Business.

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

                  "Post-Closing Tax Period" shall mean any Tax period (or portion thereof) beginning on or after the Closing Date.

                  "Pre-Closing Tax Period" shall mean any Tax period (or any portion thereof) ending on or after the Closing Date.

                  "Prepaid Expenses" shall mean any operating costs, prepaid expenses, credits, deferred charges, advance payments, security deposits other than the security deposit made in connection with the Loft Lease and other prepaid items incurred or which may be incurred in connection with the Business after the date hereof and which were paid by Seller on or prior to the date hereof, including, in particular, the security deposit paid on the Fourth Floor Lease and the deposit paid to ConEdison for the provision of electricity to Seller.

                  "Proceeding" shall mean any action, claim, complaint, charge, arbitration, audit, hearing, investigation, inquiry, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or other entity.

                  "Profit Earn Out" shall have the meaning set forth in Section 2.4.

                  "Profit Earn Out Amounts" shall have the meaning set forth in
Section 2.4(a)(ii).

                  "Profit Earn Out Payment Date" shall mean that date that shall not be later than 90 days following the fourth quarter of each of the first four fiscal quarters, the first of which commences on the first day of the Earn Out Period, and the second four fiscal quarter period of Purchaser.

                  "Purchase Price" shall have the meaning set forth in Section 2.3.

                  "Purchaser" shall have the meaning set forth in the preamble.

                  "Purchaser Cap" shall have the meaning set forth in Section 9.4(b).

                  "Purchaser Parties" shall have the meaning set forth in
Section 9.2.

                  "Reseller Earn Out Amounts" shall have the meaning set forth in Section 2.4(a)(i).

                  "Reseller Earn Out Payment Date" shall mean not later than 30 days after the date on which Parent has notified Purchaser of the Reseller Margin as and for the applicable fiscal quarter.

                  "Reseller Margin" shall mean the difference, if positive, between Purchaser's List Price (with respect to any so-called "bundled services") or Parent's sales price (with respect to any resale of Purchaser's services not at that time bundled with any of Parent's services) for the applicable services and the Vidipax Wholesale Price with respect to such services.

                  "Seller" shall have the meaning set forth in the preamble.

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

                  "Seller Cap" shall have the meaning set forth in Section
9.4(a).

                  "Seller Parties" shall have the meaning set forth in Section 9.2.

                  "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any Governmental Authority, including, without limitation, all income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

                  "Tax Authority" shall mean any domestic, foreign, federal, national, state, provincial, county or municipal or other local government or any subdivision, agency, commission or authority thereof, exercising Tax regulatory authority.

                  "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

                  "TEN" shall mean Technology Education Network, Inc., an Affiliate of Seller.

                  "Third Party" shall mean any Person other than Seller, Purchaser, Parent or their respective Affiliates.

                  "Third Party Claim" shall have the meaning set forth in
Section 9.3.

                  "Transaction" shall have the meaning set forth in Section 2.2.

                  "Transfer Taxes" shall mean all sales, use, transfer, recording, ad valorem, documentary, registration, conveyance, excise, license, stamp or similar Taxes and fees.

                  "Transferred Employees" shall have the meaning set forth in
Section 5.5.

                  "VidiPax Wholesale Price" shall have the meaning set forth in the Co-Marketing and Reseller Agreement.

                  Section 1.2 Interpretation.

                  (a) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (b) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                  (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any

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particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

                  (h) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

                  Section 2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to all of the assets and properties of Seller, except for the Excluded Assets and except as otherwise specifically provided herein (such right, title and interest collectively referred to herein as the "Assets"), including, without limitation, the following:

                  (a) the Assumed Contracts, together with all rights to bids, proposals and discussions that have not yet ripened into contracts or agreements, whether written or oral ("Bids") (a list of all Bids is attached hereto as Schedule 2.1(a));

                  (b) the Intellectual Property, including, without limitation, the Domain Names, patents and patent applications, the rights to Seller's business trade names, including, without limitation, "VidiPax" and trademarks and all technical drawings, descriptions, documentation, know-how and technology with respect to the foregoing;

                  (c) all client, customer and supplier lists relating to the Business;

                  (d)      the Accounts Receivable;

                  (e)      the Transferred Employees;

                  (f) the cash, marketable or other securities, commercial paper and cash equivalents or other investments on hand or in bank accounts and all of Seller's bank accounts as of the Closing;

                  (g)      the Personal Property;

                  (h)      the Prepaid Expenses;

                  (i)      the Fourth Floor Lease and the Fifth Floor Lease;

                  (j) the Miscellaneous Assets; provided, however, that Seller shall be entitled to keep copies of all Miscellaneous Assets;

                  (k) all guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Asset;

                  (l) books and records related solely to the Assets transferred to Purchaser pursuant to this Agreement, including books and records relating to past or current clients, customers and vendors, future prospects, and employment and personnel records relating to past or current employees, and books and records currently maintained on the Great Plains Accounting Program; and

                  (m) all rights, claims, credits, causes of action or rights of set-off against Third Parties related primarily to the Assets or the Assumed Liabilities, including, without limitation, rights under manufacturers' and vendors' warranties and rights under insurance policies covering the Assets.

                  Section 2.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume only the liabilities and obligations of Seller as of the Closing Date with respect to each of the following, which are collectively referred to herein as the "Assumed Liabilities":

                  (a) any obligation or liability relating to the Assets or their use to the extent arising out of events or circumstances occurring after the Closing;

                  (b) any obligation or liability pursuant to the Assumed Contracts to the extent arising after the Closing and any warranty liabilities with respect to performance by Seller under such Assumed Contracts prior to the Closing Date;

                  (c) any obligation or liability pursuant to the Assumed Accounts Payable;

                  (d) any obligation or liability pursuant to the Fourth Floor Lease and the Fifth Floor Lease; and

                  (e) any liabilities relating to the Transferred Employees to the extent arising out of any events or circumstances occurring after the Closing.

Purchaser shall assume none of the Excluded Liabilities. The transactions referred to in Sections 2.1 and 2.2 are referred to herein as the "Transaction."

                  Section 2.3 The Purchase Price. The consideration for the Assets (the "Purchase Price") shall be (a) One Million Two Hundred Thousand Dollars ($1,200,000) (the "Current Portion") plus (b) the amount of Earn Out Payments, if any, to be paid in accordance with Section 2.4. The Current Portion shall be payable by a cash payment of $1,200,000 in immediately available funds to an account designated by the Escrow Agent, which funds will be disbursed in accordance with the terms of the Escrow Agreement.

                  Section 2.4 Earn Out Payments.

                  (a) Purchaser shall pay to Seller earn out payments (each an "Earn Out Payment") as follows:

                                    (i)      Purchaser shall pay to Seller on
                  the Reseller Earn Out Payment Date an amount equal to fifty percent (50%) of the Reseller Margin (any such amounts are hereinafter referred to as "Reseller Earn Out Amounts"), provided that (A) no such payment shall be made unless Purchaser shall have rendered the applicable services during the applicable quarter and received payment of the applicable Vidipax Wholesale Price from Parent during such quarter, except that to the extent that Purchaser has rendered services prior to the end of the Earn Out Period but has not received the applicable Vidipax Wholesale Price by such date, then, notwithstanding the passage of the end of the Earn Out Period, Purchaser shall be obligated to pay Seller the Reseller Earn Out Amount with respect thereto within 15 days of its receipt of the applicable Vidipax Wholesale Price, and (B) the Reseller Earn Out Amounts shall not exceed, in the aggregate, $250,000; and

                                    (ii)     Purchaser shall pay to Seller on
                  the Profit Earn Out Payment Date an amount equal to 25% of the Net Income of Purchaser during the Earn Out Period (any such amounts are hereinafter referred to as "Profit Earn Out Amounts"); provided, however, the aggregate Profit Earn Out Amount shall not exceed, in the aggregate, $250,000.

                  (b) Purchaser shall deliver to Seller, on each Reseller Earn Out Payment Date and Profit Earn Out Payment Date, whether or not any amount is due to Seller hereunder, a written statement (each an "Earn Out Payment Statement"), setting forth calculations made by Purchaser to determine the Reseller Earn Out Amount or the Profit Earn Out Amount or both, as applicable, in detail reasonably acceptable to Seller, including appropriate supporting documentation.

                  (c) In the event that Seller disputes the Earn Out Payment Statement or the calculation of the Earn Out Payments, Seller shall notify Purchaser in writing of the amount, nature and basis of such dispute, within thirty (30) days after delivery of the Closing Earn Out Payment Statement. In the event of such a dispute, Seller and Purchaser shall first use their diligent good faith efforts to resolve the dispute within ten (10) days after delivery of the notice of dispute. Purchaser shall furnish Seller's or its Affiliates' representatives commercially reasonably access to Purchaser's relevant personnel and books and records to audit same in connection with any such dispute. Such audit shall be conducted at Seller's sole cost and expenses, provided, however, that if Seller or any of its Affiliates identifies a discrepancy from the Earn Out Payment Statement or the calculation of the Earn Out Payments of more than ten percent (10%), then Purchaser shall be responsible for the cost of the audit and shall pay same to Seller or its Affiliate within ten (10) days following notice to Purchaser of identification of discrepancy. In the event that the dispute is not resolved within the aforementioned ten (10) day period, any remaining items in dispute shall be submitted to the New York office of McGladrey & Pullen, LLP (the "Arbitrator"), which arbitration shall be conducted in New York, to be finally resolved by the Arbitrator within thirty
(30) days of such submission. All determinations pursuant to this paragraph (c) shall be in writing and shall be delivered to the parties. The determination by the Arbitrator as to the resolution of any dispute shall be binding and conclusive upon the parties. The fees and expenses of the Arbitrator in connection with the resolution of disputes pursuant to this paragraph (c) shall be shared equally by Seller and Purchaser; provided that if the Arbitrator determines that one party has adopted a position or positions with respect to the Earn Out Payment Statement or the calculation of the Earn Out Payments that is frivolous or clearly without merit, the Arbitrator may, in its discretion, assign a greater portion of any such fee or expense to such party.

                  Section 2.5 Allocation of Purchase Price; Tax Filings. The Purchase Price shall be allocated among the Assets in accordance with the allocation set forth on Schedule 2.5 (the "Allocation"). Each of Purchaser and Seller shall (i) timely file all forms (including Internal Revenue Service Form
8594) and Tax Returns required to be filed in connection with the Allocation,
(ii) be bound by the Allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iv) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. In the event that the Allocation is disputed by any Tax Authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as specifically set forth in the Disclosure Schedule prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof, Seller represents and warrants to Purchaser that all of the statements contained in this Article III are true and complete as of the date of this Agreement in all material respects (or, if made as of a specified date, as of such date).

                  Section 3.1 Organization; Qualification of Seller. Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of New York, (ii) has the requisite corporate power and authority to carry on the Business as it is now being conducted and to own and operate the Assets, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of the Business requires such qualification and where the absence of such qualification would not be a Material Adverse Effect.

                  Section 3.2 Authorization. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transaction. No further corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of the foregoing agreements and the consummation by it of the Transaction.

                  Section 3.3 Binding Agreements. This Agreement and each Ancillary Agreement to which Seller is a party has been or will be duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser, each of the foregoing agreements is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application now or hereinafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at equity or at law).

                  Section 3.4 Good Title Conveyed. The Bill of Sale and Assignment and the endorsements, assignments and other instruments to be executed and delivered by Seller to Purchaser at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to all of the Assets free and clear of all Liens.

                  Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, the consummation by Seller of the Transaction, or compliance by Seller with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation or articles of organization, by-laws or similar organizational documents of Seller, (b) require any filing with, Permit or Consent of, any Governmental Authority or other Person (including, without limitation, Consents from parties to loans, contracts, leases and other agreements to which Seller is a party), except with respect to the Government Contracts, (c) require any Consent or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement to which Seller is a party, or (d) violate any Order, statute, rule or regulation applicable to Seller or the Assets or Assumed Liabilities.

                  Section 3.6 Compliance with Laws. Seller has complied in a timely manner and in all material respects with all Laws, Orders and Permits with respect to the Business and Assets the absence of which compliance would not have a Material Adverse Effect, no notice, charge, Claim, action or assertion has been received by Seller (with respect to the Business or Assets) or has been filed, commenced or threatened against Seller alleging any violation of any of the foregoing.

                  Section 3.7 Title to Assets; Necessary Assets. Seller has good and marketable title to, or valid leasehold or other relevant interest in, all the Assets, free and clear of all Liens. The Assets include all rights, properties and other assets necessary to permit Purchaser to conduct the business of the Business after the Closing in materially the same manner as it has been conducted by Seller prior to the date hereof, except to the extent that Seller has been using assets owned by TEN and except for the Museum Equipment.

                  Section 3.8 Financial Statements. True and complete copies of the Financial Statements of Seller, together with the related auditor's reports, are included in Schedule 3.8(a). The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Business and Seller, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the financial position and the results of operations and cash flows (and changes in financial position, if any) of the Business and Seller.

                  Section 3.9 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, Seller has conducted its business only in the ordinary and usual course consistent with past practice, and neither the Business nor Seller has:

                  (a) suffered any material adverse change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

                  (b) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                  (c) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

                  (d) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

                  (e) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any other increase in the compensation payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

                  (f) neglected or failed to maintain the Assets in a state of repair and condition that materially complies with Law; or

                  (g) agreed, whether in writing or otherwise, to take any action described in this section.

                  Section 3.10 Accounts Receivable. Schedule 3.10 a complete and accurate list of all trade and accounts receivable of Seller, as determined in accordance with GAAP (the "Accounts Receivable"). All Accounts Receivable, whether reflected in the Interim Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are collectible net of any reserves shown on the Interim Balance Sheet.

                  Section 3.11 Assumed Contracts. Schedule 3.11 is a list of all the Contracts relating to the Business and Schedule 3.11 sets forth a list of all Contracts being transferred to Purchaser pursuant to this Agreement (such Contracts, the "Assumed Contracts"). Each Assumed Contract is in full force and effect, and is a legal, valid and binding obligation of Seller and each of the parties thereto, enforceable in accordance with its terms. No condition exists or event has occurred which would constitute a material default by Seller or result in a right of termination under any Assumed Contract.

                  Section 3.12 Miscellaneous Assets. Schedule 3.12 is a complete and accurate list of the Miscellaneous Assets.

                  Section 3.13 Litigation. There is no Litigation pending or, to the Knowledge of Seller, threatened against or affecting the Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement or in connection with the Transaction; and there is no valid basis for any such action, proceeding or investigation. Seller is not subject to any judgment, order or decree which may have a Material Adverse Effect.

                  Section 3.14 Labor Matters.

                  (a) Seller is, and has at all times been, in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any Designated Employees alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                  (b) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against or affecting the Business, and during the past five
(5) years there has not been any such action.

                  (c) Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to the Designated Employees.

                  (d) Schedule 3.14(d) is a complete and accurate list of the date of hire, base salary, title and annual cash bonus opportunity of each Designated Employee as well as group insurance programs in effect for such Designated Employees as of the date hereof.

                  (e) A true and complete copy of each written personnel policy, rule and procedure applicable to the Designated Employees is included in
Schedule 3.14(e).

                  Section 3.15 Employee Benefit Plans. Schedule 3.15 is a complete and accurate list of all Plans. None of the Plans are Multiemployer Plans. All obligations of any nature under any Plan arising prior to or after the Closing will constitute a liability of Seller, and Purchaser shall have no obligation or duty with respect thereto.

                  Section 3.16 Tax Matters.

                  (a) Seller has timely filed all Tax Returns relating to the Business and the Assets that are required to be filed, and all such Tax Returns are true, complete and accurate in all material respects. Seller has timely paid, or provided adequate accrual for, all Taxes which are due (whether or not shown as due on a Tax Return), or claimed or asserted by any Tax Authority to be due.

                  (b) There has been no issue raised or adjustment proposed (and none is pending) by any Tax Authority with respect to Taxes attributable to the Assets or the Business. There are no encumbrances for Taxes upon any of the Assets except for liens for Taxes not yet due. There is no pending Tax audit or examination, nor any action, suit, investigation, claim or deficiency asserted with respect to the Assets or the Business.

                  (c) All amounts required to be withheld or collected for Taxes for payments made to employees of the Business or others have been withheld or collected and have been or will be remitted to the appropriate Tax Authority when due.

                  Section 3.17 Intellectual Property.

                  (a) Schedule 3.17(a) sets forth a complete and accurate list of the Intellectual Property, together with all licenses related to such Intellectual Property, whether Seller is the licensee or licensor thereunder.

                  (b) Seller is the sole and exclusive owner or valid licensee of all Intellectual Property, free and clear of all Liens.

                  (c) All patents, registrations and applications for Intellectual Property (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefor is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Authority.

                  (d) To the Knowledge of Seller, there are no conflicts with or infringements of any Intellectual Property by any Third Party. The conduct of the Business as currently conducted does not conflict with or infringe in any way on any proprietary right of any Third Party. There is no claim, suit, action or proceeding pending, or to the Knowledge of Seller, threatened against Seller ("Intellectual Property Claims") (i) alleging any such conflict or infringement with any Third Party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  (e)      The Computer Software used in the Business was either
(i) developed by employees of Seller within the scope of their employment, (ii) developed on behalf of Seller by a Third Party, and all ownership rights therein have been assigned or otherwise transferred to or vested in Seller pursuant to written agreements, or (iii) licensed or acquired from a Third Party pursuant to a written license, assignment, or other contract that is in full force and effect and of which Seller is not in material breach.

                  (f) All consents, filings, and authorizations by or with Governmental Entities or third parties necessary with respect to the consummation of the Transaction, as they may affect the Intellectual Property, have been obtained.

                  (g) Seller has not entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Intellectual Property or, to the Knowledge of Seller, any Intellectual Property licensed by Seller for use in the Business, or the Intellectual Property of any Third Party, except as contained in any license agreements listed in Schedule 3.17(a).

                  (h) Seller is not, and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

                  Section 3.18 Personal Property.

                  (a) Schedule 3.18(a) is a complete and accurate list of the Personal Property. All Personal Property conforms with all applicable Laws except where failure to conform would not have a Material Adverse Effect is fit for its intended use, and Seller has no Knowledge of any pending or threatened change of any applicable Law with which any of such property would not conform.

                  (b) Schedule 3.18(b) lists each item of Equipment which is not in the possession of Seller, if any, together, in each case, with the name, address and telephone number of each Person who holds such property.

                  Section 3.19 Accounts Payables. Schedule 3.19 is a complete and accurate list of all accounts payable relating to the Business (such accounts payables as set forth on Schedule 3.19, the "Accounts Payables") and
Schedule 3.19 sets forth a list of all Accounts Payable being assumed by Purchaser pursuant to this Agreement (such Accounts Payable, the "Assumed Accounts Payable").

                  Section 3.20 Prepaid Expenses. Schedule 3.20 is a complete and accurate list of all Prepaid Expenses.

                  Section 3.21 Seller's Customers. Seller has no Knowledge that any such customer intends to cancel or otherwise substantially modify its relationship with Seller as a result of the Transaction or otherwise.

                  Section 3.22 Suppliers. Schedule 3.22 sets forth the lists of all suppliers whose supplies to Seller and the Business exceeded $15,000 during calendar year 2002. Except as set forth in Schedule 3.22, during the period from January 1, 2003 through the date hereof, none of such suppliers has canceled or substantially modified its agreements with, or commitments to, Seller (or threatened in writing to do any of the foregoing). Except as set forth in
Schedule 3.22, Seller has no Knowledge that any such supplier intends to cancel or otherwise substantially modify its relationship with Seller or limit materially its services, supplies or materials to Seller either as a result of the Transactions or otherwise.

                  Section 3.23 Owned Real Property. Seller does not own any real property.

                  Section 3.24 Real Property Leases. Schedule 3.24 lists all real property leased or subleased to Seller and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Seller has delivered to the Purchaser true, correct and complete copies of the leases and subleases (as amended to date) listed in Schedule 3.24. With respect to each lease and sublease listed in Schedule 3.24 (except the Loft Lease):

                  (a) the lease is legal, valid, binding, enforceable and in full force and effect with respect to Seller, and to the Knowledge of Seller, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, subject, in each case, to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

                  (c) Seller is not in breach or default thereunder, to the Knowledge of Seller, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (d) there are no disputes, oral agreements or enforceable forbearance programs in effect as to the lease or sublease;

                  (e) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                  (g) no construction, alteration or other leasehold improvement work with respect to the lease or sublease remains to be paid for or performed by Seller.

                  Section 3.25 Environmental Matters. Seller has complied and is in compliance with all applicable Environmental Laws (as defined below). There is no pending or, to the Knowledge of Seller, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Seller, the Assets or the Business. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

                  There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by Seller for which Seller may be liable under any Environmental Law. With respect to any such releases of Materials of Environmental Concern, Seller has given all required notices to Governmental Entities (copies of which have been provided to Purchaser). Seller is not aware of any other releases of Materials of Environmental Concern at parcels of real property or facilities (including, without limitation, those owned, leased, operated or controlled by Seller) that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by Seller. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA or any Environmental Law), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act or any Environmental Law), toxic materials, oil or petroleum and petroleum products, asbestos, or any other material subject to regulation under any Environmental Law.

                  Set forth in Schedule 3.25 is a list of all environmental reports, investigations and audits possessed or controlled by Seller (whether conducted by or on behalf of Seller or a Third Party, and whether done at the initiative of Seller or directed by a Governmental Entity or other Third Party) issued or conducted during the past ten (10) years and relating to premises currently or previously owned, leased, or operated by Seller. Complete and accurate copies of each such report, and the results of each such investigation or audit, have been provided to Purchaser

                  Seller is not aware of any material environmental liability on the part of any of the solid or hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by Seller.

Section 3.26 Brokers or Finders. Seller has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction.

                  Section 3.27 Books and Records. The books of account, minute books and other records of Seller relating to the Business are complete and correct in all material respects.

                  Section 3.28 Full Disclosure. Seller has not failed to disclose to Purchaser any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Business. No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Seller to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transaction, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                  Section 3.29 Distributions or Dividends. Seller has not made any distributions or dividends to Parent outside of the ordinary course of its business or inconsistent with past practice on or after the Interim Balance Sheet Date through the Closing Date.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Seller that all of the statements contained in this Article IV are true and complete as of the date of this Agreement in all material respects (or, if made as of a specified date, as of such date):

                  Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New York.

                  Section 4.2 Authorization. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the Transaction. No further action on the part of Purchaser is necessary to authorize the execution, delivery and performance by Purchaser of the foregoing agreements or the consummation of the Transaction.

                  Section 4.3 Binding Agreement. This Agreement and each Ancillary Agreement to which Purchaser is party have been duly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery thereof by Seller, each of the foregoing agreements is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application now or hereinafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at equity or at law).

                  Section 4.4 Consents and Approvals; No Violations. None of the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is party, the consummation by Purchaser of the Transaction, or compliance by Purchaser with any of the provisions hereof or thereof will (a) require any filing with Consent or Permit of any Governmental Authority, (b) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any Contract to which either Purchaser is party, or (c) violate any Order, statute, rule or regulation applicable to Purchaser, excluding from the foregoing clauses such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transaction.

                  Section 4.5 Brokers or Finders. Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction, except for David Weld & Co. LLC, for which Purchaser shall be solely responsible.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 General Conduct of the Business. Except as otherwise required by this Agreement, during the period from the date of this Agreement to the Closing, Seller shall conduct its operations in the ordinary course of business consistent with recent past practice and in compliance with all material laws and regulations and use commercially reasonable efforts to preserve intact the business organization, keep its physical assets in reasonable condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing and except as required by this Agreement, Seller shall not, without the prior written consent of Purchaser which consent shall not be unreasonably withheld or delayed:

                  (a) issue, sell or deliver, or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to Purchaser or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock or other securities of Seller or any rights, warrants or options to acquire any such stock or other securities;

                  (b) create, incur or assume any indebtedness (including obligations in respect of capital leases) other than ordinary trade payables incurred in the ordinary course of business; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (c) increase any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

                  (d)      hire any new or additional employees;

                  (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than licenses, purchases and sales of assets in the ordinary course of business and consistent with past practice;

                  (f) mortgage or pledge any of its property or assets or subject any such property or assets to any security interest or encumbrance;

                  (g) discharge or satisfy any security interest or encumbrance or pay or assume any obligation or liability other than in the ordinary course of business and consistent with past practice;

                  (h) enter into any contract, agreement or commitment where Seller would have monetary obligations in excess of $10,000 individually or $50,000 in the aggregate (except for renewals of client contracts existing on the date hereof);

                  (i) amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                  (j) make or commit to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate;

                  (k) institute or settle any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or arbitrator;

                  (l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Seller set forth in this Agreement becoming untrue or (ii) any of the conditions set forth in Article VI not being satisfied;

                  (m) agree in writing or otherwise to take any of the foregoing actions; or

                  (n) make or commit to make any distributions or dividends to Parent outside the ordinary course of business or inconsistent with past practice.

                  Section 5.2 Gail H. Clarke. Seller agrees that Gail H. Clarke, as General Manager of Seller, shall report directly to Jeffrey Cavins, President and Chief Executive of Seller, with respect to the day-to-day operations of the Business, provided, however, that, to the extent consistent with Seller's obligations under Law, Seller shall permit Gail H. Clarke, in her role as its General Manager, operational autonomy with respect to the operation of the Business and autonomy from the Seller's requisition process, including, but not limited to the "EREQ" process; provided, however, that Ms. Clarke shall not take any action or omit to take any action that will directly violate or breach or cause Seller to violate or breach any of the terms or provisions of Section 5.1 hereof. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to alter Gail H. Clarke's status as an employee at will of Seller and nothing herein shall be deemed to alter or diminish Gail H. Clarke's fiduciary duty to Seller.

                  Section 5.3 Access Before Closing.

                  (a) From the date of this Agreement through the Closing, upon reasonable advance notice, Seller shall (i) permit Purchaser to make such inspections and to make copies of such books and records relating to the Business at its own expense as it may reasonably require; and (ii) furnish Purchaser with such financial and operating data and other information concerning the Business as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the operation of the Business.

                  (b) Purchaser agrees that it will, and will cause its representatives to, use any information obtained pursuant to this Section 5.3 only in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement.

                  Section 5.4 Reasonable Efforts and Further Assurances.

                  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to satisfy the conditions to Closing and to consummate the Closing and the Transaction as promptly as practicable, including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the Transaction; (ii) the taking of such actions as are necessary to obtain any Permits or Consents required to be made or obtained in connection with the Transaction; and (iii) the execution of any additional documents or instruments which may be necessary or appropriate to carry out the provisions of this Agreement. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Permit or Consent required to be obtained prior to Closing.

                  (b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to and provide the other party (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transaction. Each party hereto shall promptly inform the other party, and if applicable, provide the other party with copies, of any written or oral communication received by such party, from any Governmental Authority regarding the Transaction. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Transaction, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of the Transaction, Seller shall use commercially reasonable efforts to effect such transfers, amendments or modifications.

                  Section 5.5 Employee Benefits. Schedule 3.14(d) sets forth the employees of the Business to whom Purchaser will make offers of employment (the "Designated Employees"). Prior to the Closing Date, Purchaser shall make an offer of employment (to be effective as of the Closing Date) to each Designated Employee on terms substantially comparable to those set forth on Schedule 3.14(d). Those Designated Employees who accept such offers of employment shall be referred to herein as the "Transferred Employees." Purchaser's employment of those Designated Employees who accept offers of employment shall commence on the Closing Date.

                  Section 5.6 Publicity.

                  (a) Seller and Purchaser will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Transaction and shall not issue any such press release or public announcement prior to such consultation and agreement, except as may be required by applicable Law, including federal and state securities laws, or reasonably deemed necessary or appropriate by Seller or its Parent as a result of it being a publicly-traded company.

                  (b) Seller shall cause Parent to issue a public announcement regarding the execution of this Agreement, which public announcement shall be made within three business days after the execution hereof.

                  Section 5.7 Access to Books and Records After Closing.

                  (a) On and for so long as the statute of limitations of any Third Party Claims as it relates to this Agreement would apply after the Closing, during normal business hours, Seller shall cooperate with Purchaser and its authorized representatives to provide them with access to, examine and/or make copies of all books and records of Seller relating to the Business which are not delivered to Purchaser pursuant hereto (including correspondence, memoranda, books of account and the like) and relating to transactions or events occurring prior to the date hereof to the extent that such access is not prohibited by Law.

                  (b) On and for so long as the statute of limitations of any Third Party Claims as it relates to this Agreement would apply after the Closing, during normal business hours, Purchaser shall cooperate with Seller and make available to Seller such documents, books, records or information transferred to Purchaser and relating to the Business prior to the Closing as Seller or any of its Affiliates may reasonably request after the Closing in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any Claim against Seller or to prosecute or prepare for the prosecution of Claims against Third Parties by Seller relating to the Business prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates by a Governmental Authority.

                  (c) Each party will direct its employees to render reasonable assistance which the other party may request in examining or utilizing records referred to in this section, provided that each party shall be reimbursed by the other for any out-of-pocket costs and expenses which it may incur in rendering the services provided for in this section.

                  Section 5.8 Noncompetition. Except as otherwise contemplated by this Agreement, Seller shall not, and shall not permit its Parent, any Subsidiary, or any other Affiliate to, without the written consent of Purchaser, at any time during the three-year period after Closing, directly or indirectly own, manage, control, or participate in the ownership, management or control of any business that is competitive with the Business, including the restoration, preservation and remastering of analog magnetic audio and video tapes into newer analog and digital tape formats (other than ownership of 5% or less of any publicly-traded company that engages in such business), except that nothing in this covenant shall be deemed to prevent Parent and/or any Affiliate of Parent from engaging in the ordinary course of its business in any business historically conducted by Parent or its Affiliates (except those that were performed solely by Seller), including, without limitation, providing music and video encoding and hosting services, webcasting services, digital media distribution and promotional services, digital media content management services, music and video samples, or online radio solutions, or restoring and remastering magnetic audio or video tapes owned by Seller or Parent.

                  Section 5.9 Designated Prospects. Seller and Purchaser agree that to the extent that any of Seller's previous discussions with The Boeing Company or Yahoo! Inc. or any of their Affiliates mature into a contract to perform services, Seller shall cause Parent to direct to Purchaser the business which the parties previously contemplated would be performed by Seller.

                  Section 5.10 Government Contracts. Seller shall be responsible for and manage any and all efforts related to the novation and transfer of the Government Contracts from Seller to Purchaser. Any and all costs and expenses authorized by Seller relating to the transfer of the Government Contracts shall be borne by Parent. To the extent that all right, title and interest in and to the Government Contracts and any related Bids have not been irrevocably transferred on the Closing Date to Purchaser, Seller agrees not to dissolve its business and not to take any other action that would impede the transfer of such rights to Purchaser.

                  Section 5.11 Museum Equipment.

                  (a) Seller shall promptly commence diligent negotiations with Lindner with respect to Seller's rights and title to the Museum Equipment, and Purchaser and Gail H. Clarke shall continue to refrain from any and all contact with Lindner with respect to the Museum Equipment. In the event Seller is unable to achieve a negotiated agreement with Lindner satisfactory to Seller and Purchaser within 45 days of the Closing Date, Seller shall commence arbitration proceedings with Lindner pursuant to the terms of the Stock Purchase Agreement, dated June 14, 2000, among Parent, Seller and Lindner (the "Lindner Stock Purchase Agreement").

                  (b) Purchaser and Seller agree that the Escrow Funds held in escrow pursuant to the Escrow Agreement shall be released to Seller if the following events occur:

                                    (i)      in the event and to the extent
                  Seller obtains the ability to transfer good and marketable title to all (but not less than all) the Museum Equipment, free and clear of all Liens, pursuant to a binding decision of an arbitrator or a nonappealable order of a court; or

                                    (ii)     in the event that Lindner consents
                  in writing to the transfer of all (but not less than all) the Museum Equipment by Seller to Purchaser and such consent is subject to only two conditions: (1) so long as Purchaser's business is financially solvent (defined to mean it has a positive net worth), which solvency shall be conclusively presumed by the delivery to Lindner of a certificate to such effect executed by Purchaser's independent accounting firm not more frequently than once per year after the end of Purchaser's fiscal year, Purchaser may possess and use the Museum Equipment in its business at any location in the discretion of Purchaser without interruption by Lindner or any Third Parties claiming by or through him, and (2) at such time as Purchaser should sell its business (either through a stock sale or an asset sale), Lindner shall be granted a one time option to compel Purchaser to transfer the Museum Equipment to a non-profit museum entity, all of which rights shall expire if the option is not exercised within twenty (20) days of written notice or if Lindner is unable to provide Purchaser with a written commitment of a museum to take delivery of the Museum Equipment within such twenty (20) day period, and, in the event of any such exercise of such option, Lindner shall or shall cause the recipient of the Museum Equipment to pay all of Purchaser's out of pocket costs and expenses in connection with its compliance herewith; provided, however, if Seller presents conditions that are different from but substantially similar to the conditions above, Purchaser hereby agrees that it shall work in good faith with Seller to accomplish the mutual objectives of the parties.

                  (c) If, (i) by that date which shall be the twelve-month anniversary of the date of execution of this Agreement (the "Escrow Termination Date"), Seller has failed to achieve either (b)(i) or (ii) above, or (ii) at any time Seller is unable to provide Purchaser with free access and use of all (but not less than all) the Museum Equipment pursuant to the terms of the Museum Lease, then the Escrow Fund shall be returned to Purchaser, and Seller shall dispose of or have free use of the Museum Equipment as it deems fit and any such disposition or use of the Museum Equipment shall not be deemed to violate the non-competition provisions of Section 5.8.

                  Section 5.12 Notification of Certain Matters.

                  (a) From time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made after the execution hereof by Purchaser pursuant to this section or otherwise shall be deemed to cure any breach of any representation of or warranty made pursuant to this Agreement.

                  (b) Each party shall give notice to the other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty made by the notifying party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be satisfied by the notifying party to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any failure of the notifying party or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) such notice shall not be required from and after the time the party to whom such notice is to be given has Knowledge of the information required to be included in such notice.

                  (c) Seller shall deliver to Purchaser copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes due from or with respect to the Business and (ii) any closing agreements entered into by or on behalf of Seller relating to the Business with any taxing authority, which come into the possession of Seller after the date hereof.

                  Section 5.13 Subsequent Actions.

                  (a) If at any time after the Closing Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Assets or otherwise to carry out this Agreement, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

                  (b) In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

                  Section 5.14 Waiver of Bulk Sales Requirement. Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, the Uniform Commercial Code Bulk Transfer provisions. Seller agrees to pay and discharge in due course and will indemnify and save harmless Purchaser, from and against all claims made by creditors of Seller, including expenses and attorneys' fees incurred by Purchaser in defending against such claims, except those expressly assumed by Purchaser pursuant hereto. The indemnification process set forth in Section 9.3 shall govern any indemnification required pursuant to this Section 5.14.

                  Section 5.15 Purchaser's Conduct of the Business. From the Closing Date until the end of the Earn Out Period, Purchaser shall conduct its business in a commercially reasonable manner and not (i) accelerate or delay the sale of the products of, or provision of services by, Purchaser or the collection of accounts receivable or payment of accounts payable, except in the ordinary course of business consistent with past practice; or (ii) make any material change in accounting methods or principles or cost allocation procedures that affect in any material respect the financial statements of Purchaser.

                  Section 5.16 Change of Seller's and Affiliates' Names. Immediately after Closing, Seller shall change its corporate name and that of any Affiliate, including Vidipax Inc. of Canada with a name containing the word "Vidipax" to such name not containing the word "VidiPax" or the words "VidiPax, Inc."

                  Section 5.17 Email Forwarding and Transfer of Old Emails.

                  (a) Seller agrees that, for up to one year, it will forward any and all emails sent to any of the Designated Employees that are received by Seller without any notation back to the sender that such employees are "former employees" or any similar designation.

                  (b) Seller agrees that upon request by Purchaser at any time during the two-year period after Closing, which request shall be made in good faith and be commercially reasonable, Seller shall cause Parent to transfer to Purchaser such requested Old Emails using good faith and commercially reasonable efforts. The first eight hour period spent by Parent to effectuate the transfer of each category of Old Emails (i.e., by transaction or by recipient name) shall be free of charge to Purchaser, thereafter, the work shall be performed at a reasonable fee to be agreed upon by Parent and Purchaser. To the extent work to effectuate such transfer will exceed the eight hour period, Seller shall cause Parent to notify Purchaser of the number of hours such request may exceed the eight hour period and shall proceed with the portion of the transfer that extends beyond the eight hour period only upon prior approval from Purchaser.

                  Section 5.18 Reimbursements. As soon as practicable after the date hereof and prior to the Closing, Seller shall cause Parent to fund Seller
(i) an amount equal to the rental payment made by Seller to the Loft Lease Landlord in August, 2003 in the amount of $41,376.65, and (ii) an amount not greater than $14,000 representing sums for which Gail H.

Clarke personally expended on behalf of Seller and for which Seller will reimburse Ms. Clarke upon delivery to it of appropriate backup documentation.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing is subject to the condition that there shall not be in effect at or prior to the Closing Date any Law or Order of any Governmental Authority of competent jurisdiction that prohibits the consummation of the Closing as provided herein; and there shall be no Order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing or the Transaction.

                  Section 6.2 Conditions to the Obligation of Purchaser to Effect the Closing. The obligation of Purchaser to effect the Closing is subject to the satisfaction at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser:

                  (a) Representations and Warranties. All representations and warranties set forth in Article III shall be true and correct in all material respects, in each case, as of the date of this Agreement;

                  (b) Performance. Seller shall have performed in all material respects all of its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date;

                  (c) Material Adverse Effect. Except as a consequence of or as contemplated by the Agreement, since the date of the Agreement, there shall have not occurred any change or event which would be reasonably likely to have a Material Adverse Effect;

                  (d) Officer's Certificate. Purchaser shall have received on the Closing Date a certificate dated the Closing Date and executed by the Chief Executive Officer or Chief Financial Officer of Seller certifying the fulfillment of the conditions specified in Sections 6.2(b), (c) and (e) hereof;

                  (e) Consents. All Consents necessary to the consummation of the Closing and the Transaction, including Consents from Third Parties to Contracts and Consents from Governmental Authorities, shall have been obtained, and a copy of each such Consent shall have been provided to Purchaser at or prior to the Closing;

                  (f) Lien Search; Release of Liens. Seller shall have delivered to Purchaser Lien searches in all applicable jurisdictions in which a security interest can be perfected relating to the Assets and any and all Liens on the Assets, including but not limited to Liens held by Silicon Valley Bank, and the tax judgment Lien held by the New York City Department of Finance, shall have been released and evidence of the same (satisfactory to Purchaser in its sole discretion) shall have been delivered to Purchaser, provided, however, that the release of the Lien held by The Terminal Marketing Group, Inc. shall not be a condition to Closing;

                  (g)      Leaseholds.

                                    (i)      The Fourth Floor Landlord shall
                  have been provided with written notice in respect to the assignment of the Fourth Floor Lease to Purchaser; and

                                    (ii)     The Fifth Floor Landlord shall have
                  granted any required consent in respect to the assignment of the Fifth Floor Lease to Purchaser;

                  (h) Corporate Approvals. The Board of Directors and the shareholder of Seller shall have approved the Transaction and the Board of Directors of Parent shall have approved the Guaranty, and respective resolutions evidencing same shall have been delivered to Purchaser, together with an incumbency certificate and other standard documentation;

                  (i) Legal Opinion. Seller's counsel and Parent's counsel shall have delivered to Purchaser an opinion of counsel in form and substance reasonably acceptable to Purchaser;

                  (j) Government Contracts Schedule. Seller shall have received consent from the relevant Governmental Authority pursuant to its applicable rules and regulations, with respect to the transfer of the Government Contracts (and related Bids) to Purchaser that permits Purchaser to be listed on the Government Contracts schedule.

                  (k) Transfer of Records. Seller shall have transferred any and all Electronic Records (excluding the Old Emails) and hosting of Purchaser's website to a new server designated by Purchaser and evidence of same (satisfactory to Purchaser in its sole discretion) shall have been delivered to Purchaser and Seller shall have delivered to Purchaser any and all hard copies of all other books and records relating to the Business not otherwise expressly excluded from the Assets and Assumed Liabilities.

                  (l) Consent to Name. Seller shall have executed and delivered to Purchaser a letter in form and substance acceptable to Purchaser consenting to Purchaser's use of the Name "VidiPax, Inc."

                  (m) Ancillary Agreements. Seller and Parent shall have executed each Ancillary Agreement to which they are parties.

                  Section 6.3 Conditions to the Obligation of Seller to Effect the Closing. The obligation of Seller to effect the Closing is subject to the satisfaction at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller:

                  (a) Representations and Warranties. All representations and warranties set forth in Article IV shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date;

                  (b) Performance. Purchaser shall have performed in all material respects all of its covenants and agreements under this Agreement to be performed or complied with on or prior to the Closing Date;

                  (c) Material Adverse Effect. Except as a consequence of or as contemplated by the Agreement, since the date of the Agreement, there shall have not occurred any change or event which would be reasonably likely to have a material adverse effect on the condition, financial or otherwise, of Purchaser;

                  (d) Officer's Certificate. Seller shall have received on the Closing Date a certificate dated the Closing Date and executed by the Purchaser certifying the fulfillment of the conditions specified in Sections 6.3(b) and (c) hereof;

                  (e) Corporate Approvals. The Board of Directors of Purchaser shall have approved the Transaction and resolutions evidencing same shall have been delivered to Seller, together with an incumbency certificate and other standard documentation;

                  (f) Legal Opinion. Purchaser's counsel shall have delivered to Seller an opinion of counsel in form and substance reasonably acceptable to Seller;

                  (g)      Leasehold. Seller shall have terminated the Loft
Lease;

                  (h) Ancillary Agreements. Purchaser shall have executed each Ancillary Agreement to which it is a party; and

                  (i) Transferred Employees. Each of the Transferred Employees shall have executed resignations and releases in form and substance acceptable to Seller.

                                   ARTICLE VII

                                   THE CLOSING

                  Section 7.1 The Closing. The closing of the Transaction (the "Closing") shall take place at the offices of Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022, on December 15, 2003 or as promptly as practicable following the execution of this Agreement and the satisfaction or waiver of each of the conditions set forth in Article VI. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  Section 7.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                  (a)      a duly executed Bill of Sale and Assignment;

                  (b) all documents of title and instruments of conveyance necessary to transfer to Purchaser all of Seller's rights, title and interest in and to the Assets, including assignments of all of Seller's rights in the Domain Names and any registrations of patents, trademarks, trade names, assumed names, service marks and copyrights, and all applications for any registration of any of the foregoing, and all other Intellectual Property which are in each case owned by Seller and are Intellectual Property;

                  (c)      updated Disclosure Schedules;

                  (d)      the documents and instruments referred to in Section
6.2 hereof; and

                  (e) such other documents as Purchaser may reasonably request.

                  Section 7.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                  (a) The Purchase Price, less the amount to be retained by the Escrow Agent pursuant to the terms thereof and hereof;

                  (b) a duly executed Instrument of Assumption of Liabilities;

                  (c)      the documents and instruments referred to in Section
6.3 hereof; and

                  (d) such other documents as Seller may reasonably request.

                                  ARTICLE VIII

                                   TERMINATION

                  Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                  (a)      By mutual written consent of Purchaser and Seller;

                  (b) By Purchaser or Seller if the Closing shall not have occurred on or before February 1, 2004 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Transaction to be consummated on or before such date);

                  (c) By Seller, if (i) on the date of this Agreement, there shall have been a breach of any of the representations or warranties on the part of Purchaser contained in this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction or (ii) prior to the Closing, there shall have been a breach of any covenant or agreement on the part of Purchaser contained in this Agreement which individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction, in either case which breach, if capable of cure, shall not have been cured prior to thirty (30) days following notice thereof to Purchaser; or

                  (d) By Purchaser, if (i) on the date of this Agreement, there shall have been a breach of any of the representations or warranties on the part of Seller contained in this

Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (ii) prior to the Closing, there shall have been a breach of any covenant or agreement on the part of Seller contained in this Agreement which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, which breach, if capable of cure, shall not have been cured prior to thirty (30) days following notice thereof to Seller.

                  Section 8.2 Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, this Agreement shall become null and void and of no further force and effect, except that (i) the terms and provisions of this Section 8.2, Article IX (Indemnification), Section 10.1 (Fees and Expenses), Section 10.3 (Amendment and Modification), Section 10.4 (Notices), Section 10.6 (Entire Agreement; No Third Party Beneficiaries),
Section 10.7 (Severability), Section 10.8 (Governing Law), Section 10.9 (Enforcement; Venue) and Section 10.12 (Assignment) shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  Section 9.1 Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement, including the schedules hereto, shall survive the Closing and shall continue in full force and effect until the 12-month anniversary of the Closing Date, except that the representations and warranties contained in Section 3.15 (Employee Benefit Plans) and Section 3.16 (Tax Matters) shall survive until the expiration of the applicable statute of limitations.

                  (a) Covenants and Agreements. All of the covenants and agreements of the parties shall survive the Closing and continue in full force and effect forever, or otherwise in accordance with their respective terms.

                  (b) Timely Claims. Any claim for indemnification arising out of the breach of or inaccuracy of any representation or warranty contained in this Agreement, including the schedules hereto, must be made prior to the termination of the applicable time periods set forth under Section 9.1(a). Any representation or warranty as to which a claim for indemnification (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

                  Section 9.2 Terms of Indemnification. Subject to the terms and provisions of this Article 9, (a) Seller shall indemnify the Purchaser, its Affiliates and its respective directors, officers, employees and agents (collectively, the "Purchaser Parties") against, and shall protect, defend and hold harmless the Purchaser Parties from, all Losses (whether arising from claims by third parties or otherwise incurred or suffered by the Purchaser Parties) arising out of, relating to or resulting from (i) any breach or inaccuracy of any of Seller's representations or warranties contained in this Agreement, including the schedules hereto (without giving effect to any amendment to the schedules), (ii) any failure by Seller to perform or comply with its covenants or agreements contained in this Agreement, (iii) any claims brought by Lindner pursuant to the Lindner Stock Purchase Agreement; (iv) any failure by Seller to pay or perform when due the Excluded Liabilities, (v) any Losses arising from any Proceeding based on events or circumstances occurring prior to the Closing, and (vi) the Lien held by The Terminal Marketing Group, Inc. to the extent that the same has not been released prior to the Closing; and (b) Purchaser shall indemnify Seller, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Seller Parties") against, and shall protect, defend and hold harmless the Seller Parties from, all Losses arising out of or resulting from (i) any breach or inaccuracy of any of Purchaser's representations or warranties contained in this Agreement, (ii) any failure by Purchaser to perform or comply with its covenants or agreements contained in this Agreement, (iii) any failure by Purchaser to pay or perform when due the Assumed Liabilities, and (iv) any Losses arising from any Proceeding based on events or circumstances occurring after the Closing.

                  Section 9.3 Indemnification Procedures. The following provisions shall apply to claims for indemnification from and against Losses arising out of or related to any and all Proceedings made or brought by a Third Party (each, individually, a "Third Party Claim") against any indemnified party hereunder. The indemnified party shall promptly furnish the indemnifying party with notice of the Third Party Claim, including any documentation received by the indemnified party with respect to such claim, provided that the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such Third Party Claim is prejudiced by the indemnified party's failure to give such notice. The indemnifying party shall have the absolute right, in its sole discretion and expense, to elect to defend, contest or otherwise protect against any such Third Party Claim with legal counsel of its own selection. The indemnified party shall have the right, but not the obligation, to participate, at its own expense, in the defense of such Third Party Claim through counsel of its own selection and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims it may have in connection therewith. The indemnified party shall, and shall cause its Affiliates (and their respective directors, officers, employees, consultants and agents), to at all times cooperate in all reasonable ways with, make their relevant files and records available for inspection and copying by, and otherwise render reasonable assistance to, the indemnifying party in connection with (a) its defense of any Third Party Claim for which indemnity is sought under this Article 9 and (b) its prosecution under the immediately preceding sentence of any related claim, cross-claim, counterclaim or right of subrogation. In the event the indemnifying party fails to timely or properly defend, contest or otherwise protect against any such claim, the indemnified party shall have the right, but not the obligation, to defend, contest, assert cross-claims or counterclaims or otherwise protect against such Third Party Claim at the indemnifying party's expense. No Third Party Claim may be settled unless the indemnified party and the indemnifying party consent thereto in writing signed by or on behalf of each of them, such consent not to be unreasonably withheld. The indemnifying parties shall be subrogated to the claims or rights of the indemnified parties with respect to any Losses paid by any of the indemnifying parties under this Article 9.

                  Section 9.4 Limitations on Indemnification.

                  (a) The maximum aggregate Losses payable by Seller in connection with claims for indemnification made pursuant to this Article IX shall be limited to an amount equal to the Purchase Price (the "Seller Cap"), provided that for the purpose of calculating the Seller Cap, the portion of the Purchase Price represented by amounts described in Section 2.3 shall be limited to amounts actually paid to and received by Seller or any Affiliate of Seller.

                  (b) The maximum aggregate Losses payable by Purchaser in connection with claims for indemnification made pursuant to this Article IX shall be limited to an amount equal to the Purchase Price (the "Purchaser Cap").

                  (c) No Purchaser Party or Seller Party shall be entitled to make any claim for indemnification pursuant to this Article IX unless and until the aggregate amount of Losses with respect to all such claims that may be made by Purchaser Parties on the one hand, or Seller Parties on the other hand, pursuant to this Article IX exceeds Twenty-Five Thousand Dollars ($25,000) (the "Indemnification Threshold"), after which Seller or Purchaser, as the case may be, shall be liable only for the amount of Losses that exceed the Indemnification Threshold.

                  Section 9.5 Additional Indemnification Provisions.

                  (a) Notwithstanding anything in this Article IX to the contrary, none of the Seller Cap, the Purchaser Cap or the Indemnification Threshold shall apply to or against, and Seller or Purchaser, as applicable, shall be liable under this Article IX for, the entirety of any Losses resulting from, arising out of, in the nature of, or caused by:

                                    (i)      any fraudulent, willful or
                  intentional breach by a party of its representations or warranties set forth herein;

                                    (ii)     any breach or inaccuracy in the
                  representations and warranties of Seller contained in Section
                  3.16 (Tax Matters); or

                                    (iii)    any breach or failure of a party to
                  perform its obligations under Section 10.2.

                  (b) The right to indemnification or other remedy based on any representations, warranties, obligations, covenants and agreements set forth in this Agreement, including the schedules hereto, will not be affected by any investigation conducted with respect to, or any notice or knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, that Purchaser shall not have the right to seek indemnification for any breach or inaccuracy in the representations and warranties of Seller to the extent that Gail H. Clarke had actual knowledge prior to the Closing of such breach or inaccuracy. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

                  (c) The indemnification obligations of the parties hereto shall constitute the sole and exclusive remedies of Purchaser and Seller, respectively, for the recovery of money damages with respect to matters described in this Agreement. Nothing in this Section 9.5(c) is intended to waive or otherwise limit any equitable or other remedies to which a party hereto may be entitled.

                  (d) The parties hereto intend that each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance. If any party hereto has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be paid by the party incurring such expenses, including, without limitation, all legal and accounting fees and expenses, except that Seller hereby agrees to pay up to $5,000 of Purchaser's out of pocket legal and accounting fees and expense related to the transaction contemplated by this Agreement.

                  Section 10.2 Taxes. All Transfer Taxes arising out of, in connection with, or attributable to the Transaction, shall be borne and paid by Seller. Purchaser shall be responsible for all other Taxes attributable to, levied upon or incurred in connection with the Assets pertaining to the period (or that portion of the period) beginning immediately after the Closing Date. Seller shall be responsible for all other Taxes attributable to, levied upon or incurred in connection with the Assets pertaining to the period (or that portion of the period) prior to or on the Closing Date. The portion of Taxes attributable to, levied upon, or incurred in connection with the Assets related to the Pre-Closing Tax Period shall be deemed to be: (a) in the case of Taxes other than income and sales and use Taxes, the amount of such Taxes for the entire applicable Tax period multiplied by a fraction, the numerator of which is the number of days during the applicable Tax period that are in the Pre-Closing Tax Period, and the denominator of which is the number of days in the applicable Tax Period; and (b) in the case of income Taxes and sales and use Taxes, as determined from the books and records of Seller, between Pre-Closing and Post-Closing Tax Periods as though the taxable year of Seller terminated at the close of business on the Closing Date, and based on accounting methods, elections, and conventions that do not have the effect of distorting income and expenses.

                  Section 10.3 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

                  Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, sent by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

                  if to Purchaser, to:

                           Gail Clarke Acquisition Co. Inc.
                           450 West 31st Street, 4th Floor
                           New York, New York 10001
                           Attention: Gail H. Clarke
                           Title: President and CEO
                           Telephone: (212) 563-1999
                           Facsimile: (212) 563-1994

                  with a copy to:

                           Nixon Peabody LLP
                           101 Federal Street
                           Boston, Massachusetts  02110
                           Attention: Craig D. Mills
                           Telephone: (617) 345-1219
                           Facsimile: (866) 947 1553

                  and

                  if to Seller, to:

                           VidiPax, Inc.
                           c/o Loudeye Corp.
                           1130 Rainier Avenue South
                           Seattle, Washington 98144
                           Attention: Jeffrey M. Cavins
                           Title: President and Chief Executive Officer
                           Telephone: (206) 832-4000
                           Facsimile: (206) 832-4020
                  with a copy to:

                           Robinson & Cole, LLP
                           695 East Main Street
                           Stamford, Connecticut  06904
                           Attention: Eric J. Dale
                           Telephone: (203) 462-7568
                           Facsimile: (203) 462-7599

                  Section 10.5 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signatures which shall be considered originals.

                  Section 10.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

                  Section 10.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  Section 10.9 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or the Transaction, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or the Transaction in any court other than a federal or state court sitting in the State of New York

                  Section 10.10 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  Section 10.11 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser, or any of Purchaser Indemnified Parties, in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

                  Section 10.12 Assignment. Except as expressly set forth herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 10.13 Tax Disclosure. Notwithstanding anything herein to the contrary, any party may disclose this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that were provided to it relating to such Tax treatment and Tax Structure, except that (a) Tax treatment and Tax structure shall not include the identity of any existing or future party (or any Affiliate of such party) to this Agreement and (b) this provision shall not permit disclosure to the extent that non-disclosure is necessary in order to comply with applicable securities laws.

                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement under seal as of the date first written above.

                                           PURCHASER:

                                           GAIL CLARKE ACQUISITION CO. INC.

                                           By:__________________________________
                                              Name: Gail H. Clarke
                                              Title: President and Chief
                                                     Executive Officer

                                           SELLER:

                                           VIDIPAX, INC.

                                           By:__________________________________
                                              Name:
                                              Title:

                                                                       EXHIBIT A

                           BILL OF SALE AND ASSIGNMENT

                  BILL OF SALE AND ASSIGNMENT, made, executed and delivered as of __________ __, 2003 by VidiPax, Inc., a New York corporation ("Grantor"), in favor Gail Clarke Acquisition Co. Inc., a New York corporation ("Grantee").

                  WHEREAS, Grantor and Grantee are parties to an Asset Purchase Agreement, dated as of October 31, 2003 (the "Asset Purchase Agreement"), providing for, among other things, the sale, transfer, conveyance, assignment and delivery to Grantee of the entire right, title and interest of Grantor in the Assets, for consideration in the amount and on the terms and conditions provided in the Asset Purchase Agreement (capitalized terms used and not otherwise defined in this Bill of Sale and Assignment shall have the meanings ascribed to such terms in the Asset Purchase Agreement);

                  WHEREAS, all of the terms and conditions precedent provided in the Asset Purchase Agreement have been met and performed or waived by the respective parties thereto, and such parties now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, Grantor's execution and delivery to Grantee of this Bill of Sale and Assignment; and

                  WHEREAS, this Bill of Sale and Assignment is made, executed and delivered pursuant to and in accordance with the Asset Purchase Agreement, the terms of which shall not be merged hereinto but shall survive the execution hereof as and to the extent provided therein.

                  NOW, THEREFORE, in consideration of the premises and of other valuable consideration to Grantor in hand paid by Grantee, at or before the execution and delivery hereof, the receipt and sufficiency of which by Grantor is hereby acknowledged, Grantor hereby agrees as follows:

                  Section 1. Grantor does hereby sell, assign, transfer, convey and deliver to Grantee all of Grantor's right, title and interest in, the Assets.

                  Section 2. Subject to the terms and conditions of the Asset Purchase Agreement, Grantor hereby covenants that, from time to time after the delivery of this Bill of Sale and Assignment, at Grantee's request and without further consideration, Grantor will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, transfers, conveyances, assignments, powers of attorney and instruments of further assurances as may reasonably be necessary to carry out the provisions of this Bill of Sale and Assignment, and to put Grantee in possession of, all of Grantor's right, title and interest in and to the Assets, except as specifically provided in the Agreement, and, in the case of Contracts and rights, if any, which cannot be effectively transferred to Grantee without the consent of Third Parties, to endeavor to obtain such consents promptly and if any be unobtainable, to use commercially reasonable efforts to assure to Grantee the benefits thereof

(provided, that Grantee shall agree to perform the obligations of Grantor arising thereunder to the extent Grantee has control over the resources required to do so).

                  Section 3. Notwithstanding any of the foregoing provisions, this instrument shall not constitute an assignment to Grantee of any claim (including claims for refunds of taxes), contract, license, lease, commitment, customer order or purchase order if an attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way impair the rights of Grantee thereunder.

                  Section 4. Nothing in this Bill of Sale and Assignment, express or implied, is intended or shall be construed to confer upon, or to give to, any person, firm or corporation other than Grantee and its successors and assigns, any remedy or claim under or by reason of this Bill of Sale and Assignment or any terms, covenants or conditions hereof, and all the terms, covenants and conditions, promises and agreements contained in this Bill of Sale and Assignment shall be for the sole and exclusive benefit of Grantee and its successors and assigns.

                  Section 5. This Bill of Sale and Assignment is executed by Grantor and Grantee, and shall be binding upon, Grantor, Grantee and their respective successors and assigns, for the uses and purposes above set forth and referred to, effective immediately upon its delivery to Grantee.

                  Section 6. This Bill of Sale and Assignment shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, Grantor has caused this Bill of Sale and Assignment to be signed by its duly authorized officer under seal as of the date first written above.

                                           VIDIPAX, INC.

                                           By:__________________________________
                                           Name:
                                           Title:

Agreed and accepted as
of the date first
written above.

GAIL CLARKE ACQUISITION CO. INC.

By:__________________________________
   Name: Gail H. Clarke
   Title: President and Chief Executive Officer

                                                                       EXHIBIT B

                     INSTRUMENT OF ASSUMPTION OF LIABILITIES

                  INSTRUMENT OF ASSUMPTION OF LIABILITIES made, executed and delivered as of __________ ___, 2003, by Gail Clarke Acquisition Co. Inc., a New York corporation ("Purchaser"), in favor of VidiPax, Inc., a New York corporation ("Seller").

                  WHEREAS, Seller and Purchaser are parties to an Asset Purchase Agreement, dated as of October 31, 2003 (the "Asset Purchase Agreement"), providing for, among other things, the assumption by Purchaser of certain liabilities and obligations of Seller on the terms and conditions provided in the Asset Purchase Agreement (capitalized terms used and not otherwise defined in this Instrument of Assumption of Liabilities shall have the meanings ascribed to such terms in the Asset Purchase Agreement);

                  WHEREAS, all of the terms and conditions precedent provided in the Asset Purchase Agreement have been met and performed or waived by the respective parties thereto, and such parties now desire to carry out the intent and purpose of the Asset Purchase Agreement by, among other things, Purchaser's execution and delivery to Seller of this Instrument of Assumption of Liabilities; and

                  WHEREAS, this Instrument of Assumption of Liabilities is made, executed and delivered pursuant to and in accordance with the Asset Purchase Agreement, the terms of which shall not be merged hereinto but shall survive the execution hereof as and to the extent provided therein.

                  NOW, THEREFORE, in consideration of the premises and of other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser hereby agrees as follows:

                  Section 1. Purchaser, by this Instrument of Assumption of Liabilities, hereby assumes the Assumed Liabilities.

                  Section 2. The assumption by Purchaser of the Assumed Liabilities shall not be construed, as between Purchaser on the one hand and the obligees of such Assumed Liabilities on the other hand, to defeat, impair or limit in any way any rights or remedies of Purchaser to contest or dispute the validity or amount thereof; provided, that this provision shall not in any way impair Seller's rights to indemnification from Purchaser with respect to the Assumed Liabilities pursuant to the Asset Purchase Agreement.

                  Section 3. Subject to the terms and conditions of the Asset Purchase Agreement, from time to time after the delivery of this Instrument of Assumption of Liabilities, without further consideration, Purchaser will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances which Seller may reasonably request in order to more fully effectuate the assumption of the Assumed

Liabilities provided for in this Instrument of Assumption of Liabilities. This Instrument of Assumption of Liabilities is executed by, and shall be binding upon, Purchaser and its successors and assigns, for the uses and purposes above set forth and referred to, effective immediately upon its delivery to Seller.

                  Section 4. This Instrument of Assumption of Liabilities shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, Purchaser has caused this Instrument of Assumption of Liabilities to be signed under seal by its duly authorized officer as of the date first written above.

                                           GAIL CLARKE ACQUISITION CO. INC.

                                           By:__________________________________
                                              Name: Gail H. Clarke
                                              Title: President and Chief
                                                     Executive Officer

Agreed and accepted
as of the date first
written above.

VIDIPAX, INC.

By:__________________________________
   Name:
   Title:

                                                                       EXHIBIT C

                                    GUARANTY

                  GUARANTY made, executed and delivered as of October 31, 2003 by Loudeye Corp., a Delaware corporation ("Guarantor"), in favor of Gail Clarke Acquisition Co. Inc., a New York corporation ("Company").

                  WHEREAS, VidiPax, Inc., a New York corporation and wholly owned subsidiary of Guarantor ("Seller") and Company are parties to an Asset Purchase Agreement dated as of October 31, 2003 (the "Asset Purchase Agreement"), pursuant to which the Seller has agreed to sell to Company, and Company has agreed to purchase, the Assets, for consideration in the amount and on the terms and conditions, provided in the Asset Purchase Agreement (capitalized terms used and not otherwise defined in this Guaranty shall have the meaning ascribed to such terms in the Asset Purchase Agreement);

                  WHEREAS, Company has relied upon the execution and delivery of this Guaranty by Guarantor in entering into the Asset Purchase Agreement; and

                  WHEREAS, the Guaranty is made, executed and delivered pursuant to and in accordance with the Asset Purchase Agreement, the terms of which shall not be merged hereinto but shall survive the execution hereof as and to the extent provided herein.

                  NOW, THEREFORE, in consideration of the premises and of other valuable consideration accruing to Guarantor, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Guarantor hereby makes the following representations and warranties to Company and hereby covenants and agrees with Company as follows:

                  Section 1. Guarantor, as primary obligor and not merely as surety, hereby absolutely, irrevocably and unconditionally guarantees the full and prompt payment and performance or discharge when due of all obligations and liabilities of Seller now existing, hereafter incurred under, arising out of or in connection with the Asset Purchase Agreement and the Ancillary Agreements related thereto (collectively, the "Guaranteed Obligations"). This Guaranty shall become effective upon execution and shall remain in full force and effect until all of the Guaranteed Obligations have been fully paid, performed or discharged by Guarantor.

                  Section 2. Guarantor hereby waives notice of any obligation or liability to which this Guaranty may apply, and waives presentment, demand of payment, protest, notice of dishonor or non-payment of any such obligation or liability, suit or taking of other action by Seller against, and any other notice to any party liable thereon (including Guarantor).

                  Section 3. The Guaranteed Obligations are absolute and unconditional and shall be enforceable against Guarantor to the fullest extent set forth herein.

                  Section 4. While this Guaranty is in full force and effect pursuant to Section 1 hereof, it shall not be affected by or impaired by any of the following:

                           (a) the occurrence or continuance of any event of
bankruptcy, reorganization or insolvency with respect to Seller, or the dissolution, liquidation or winding up of Seller;

                           (b) the exercise, non-exercise or delay in
exercising, by Company or any of its rights and remedies under this Guaranty or the Asset Purchase Agreement;

                           (c) any sale, transfer or other disposition by
Guarantor of any direct or indirect interest it may have in Seller; or

                           (d) the absence of any notice to, or knowledge by,
Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses.

                  Section 5. Guarantor makes the following representations, warranties and agreements:

                           (a) Guarantor is a duly organized and validly
existing corporation in good standing under the laws of the State of Washington, has all requisite power and authority to own lease and operate its assets and properties and to carry on its business as it now is being conducted, and is duly qualified to do business and in good standing in each jurisdiction where failure to so qualify or be in good standing would have a material adverse effect on Guarantor.

                           (b) Guarantor has all requisite power and authority
to execute, deliver and perform the terms and provisions of this Guaranty. The execution and delivery of this Guaranty by Guarantor and the performance of the terms and provisions of the Guaranty have been duly and validly authorized by all necessary action required on the part of Guarantor and no other proceedings on the part of Guarantor are necessary to authorize this Guaranty. This Guaranty has been duly and validly executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor, in accordance with its terms.

                           (c) None of the execution, delivery or performance of
the terms and provisions of this Guaranty (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which Guarantor is a party or by which it or any of its property or assets is bound or which it may be subject or (iii) will violate any provision of its organizational documents.

                           (d) No consent, authorization or approval of,
declaration, filing or registration with, or notice to, any Governmental Authority is necessary for the execution, delivery or performance of the terms and provisions of this Guaranty, other than (i) such consents, authorizations, approvals, declarations, filings, registrations with, or notices, which, if not obtained or made, would not, individually or in the aggregate, prevent Guarantor from performing its material obligations under this Guaranty, (ii) such consents, authorizations, approvals, declarations, filings, registrations with, or notices which become applicable to Guarantor as a result of any facts that specifically relate to the business or activities in which Company (or any of its Affiliates) is or proposes to be engaged, and (iii) such consents, authorizations, approvals, declarations, filings, registrations with, or notices, which Seller is required to obtain in order to consummate the transactions contemplated by the Asset Purchase Agreement.

                           (e) There are no actions, suits or proceedings
pending or, to the knowledge of Guarantor, threatened, that are reasonably likely to materially and adversely affect the business, operations, property, assets or financial condition of Guarantor.

                           (f) Guarantor is in compliance with all applicable
statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership or its property, except such noncompliance as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets or financial condition of Guarantor or materially impair Guarantor's ability to perform its obligations hereunder.

                  Section 6. The obligations of Guarantor hereunder are independent of the obligations of Seller with respect to all or any part of the Guaranteed Obligations and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor.

                  Section 7. All payments hereunder shall be made by Guarantor in currency and type of funds specified for payments in the Asset Purchase Agreement. Except as provided in the Asset Purchase Agreement, any and all payments made by Guarantor hereunder shall be made free and clear of and without deductions for any and all present and future taxes, levies, imposts, deductions, charges and withholdings, and all liabilities with respect thereto, or any set-off or counterclaim.

                  Section 8. The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against Guarantor to the full extent of all the assets and the properties of Guarantor.

                  Section 9. This Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Company and its successors and assigns; provided, however, that Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of Company.

                  Section 10. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated, except as specified in Section 1 or by an instrument in writing signed by Guarantor and Company.

                  Section 11. Guarantor acknowledges that an executed (or conformed) copy of the Asset Purchase Agreement has been made available to its principal executive officers and such officers are familiar with the contents thereof.

                  Section 12. All notices and other communications hereunder shall be made to Company or Guarantor, as the case may be, at the address, in the manner and with the effect provided in Section 10.4 of the Asset Purchase Agreement, or at such other address as may be notified in writing by Company or Guarantor, as the case may be, to the other.

                  Section 13. This Guaranty and the rights and obligations of Company and Guarantor hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed under seal by its duly authorized officer as of the date first written above.

                                           LOUDEYE CORP.

                                           By:__________________________________
                                              Name:
                                              Title:

Agreed and accepted
as of the date first
written above.

GAIL CLARKE ACQUISITION CO. INC.

By:__________________________________
   Name: Gail H. Clarke
   Title: President and Chief Executive Officer